                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): January 2, 2003

                           K-TRON INTERNATIONAL, INC.
                 (Exact Name of Registrant Specified in Charter)

        New Jersey                     0-9576                   22-1759452
      (State or Other             (Commission File           (I.R.S. Employer
      Jurisdiction of                  Number)              Identification No.)
       Incorporation)

            Routes 55 & 553
              P.O. Box 888
             Pitman, New Jersey                                 08071-0888
(Address of Principal Executive Offices)                        (Zip Code)

       Registrant's telephone number, including area code: (856) 589-0500

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

      This Amendment No. 1 to the Current Report on Form 8-K filed by K-Tron International, Inc. ("K-Tron") with the Securities and Exchange Commission on January 15, 2003 (the "Form 8-K") amends and modifies the Form 8-K to amend and restate Item 7 in its entirety.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a) Consolidated Financial Statements of Pennsylvania Crusher Corporation ("PCC") and its Subsidiary

            (1)   Independent Auditors' Report

            (2)   Previously Issued Report of Independent Public Accountants

            (3)   Consolidated Balance Sheets, December 31, 2002 and 2001

            (4) Consolidated Statements of Income, Years ended December 31, 2002, 2001, and 2000

            (5) Consolidated Statements of Shareholders' Equity, Years ended December 31, 2002, 2001, and 2000

            (6) Consolidated Statements of Cash Flows, Years ended December 31, 2002, 2001, and 2000

            (7)   Notes to Consolidated Financial Statements

      (b)   Pro Forma Financial Statements (Unaudited)

            (1) Unaudited Pro Forma Condensed Consolidated Balance Sheet of K-Tron as of December 28, 2002

            (2) Unaudited Pro Forma Condensed Consolidated Statement of Income of K-Tron for the year ended December 28, 2002

            (3) Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements of K-Tron

      (c)   Exhibit No.             Exhibit
            -----------             -------
             23.1                   Consent of KPMG LLP

                                    SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        K-TRON INTERNATIONAL, INC.


Date:   March 17, 2003                  By: /s/ Edward B. Cloues, II
                                            ------------------------------------
                                            Edward B. Cloues, II
                                            Chairman of the Board and
                                            Chief Executive Officer

                        PENNSYLVANIA CRUSHER CORPORATION

                       Consolidated Financial Statements

                       December 31, 2002, 2001, and 2000

                  (With Independent Auditors' Report Thereon)

                        PENNSYLVANIA CRUSHER CORPORATION

                                TABLE OF CONTENTS

                                                                                       PAGE

Independent Auditors' Report                                                              1

Previously Issued Report of Independent Public Accountants                                2

Consolidated Balance Sheets, December 31, 2002 and 2001                                   3

Consolidated Statements of Income, Years ended December 31, 2002, 2001, and 2000          4

Consolidated Statements of Shareholders' Equity, Years ended December 31, 2002,
  2001, and 2000                                                                          5

Consolidated Statements of Cash Flows, Years ended December 31, 2002, 2001, and 2000      6

Notes to Consolidated Financial Statements                                                7

                              [LETTERHEAD OF KPMG]

                          INDEPENDENT AUDITORS' REPORT

The Shareholders
Pennsylvania Crusher Corporation:

We have audited the 2002 financial statements of Pennsylvania Crusher Corporation (a Delaware corporation) as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2001 and 2000 financial statements of Pennsylvania Crusher Corporation as listed in the accompanying index were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 17, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Crusher Corporation as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                  /s/ KPMG LLP

January 22, 2003

                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Shareholders
Pennsylvania Crusher Corporation:

We have audited the accompanying consolidated balance sheets of Pennsylvania Crusher Corporation (a Delaware corporation) and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Crusher Corporation and subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                          /s/ Arthur Andersen LLP

January 17, 2002

Note: The report above is copy of a previously issued Arthur Andersen LLP (Andersen) report, and the report has not been reissued by Andersen. The Andersen report refers to the consolidated balance sheet as of December 31, 2000, which is no longer included in the accompanying financial statements.

                        PENNSYLVANIA CRUSHER CORPORATION

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                     ASSETS                            2002          2001
                                                                   ------------     ---------
Current assets:
  Cash and cash equivalents                                        $  1,516,564     5,546,334
  Accounts receivable, net of allowance for doubtful accounts of
    $122,845 in 2002 and $130,478 in 2001                             3,183,433     3,748,020
  Inventories                                                         4,255,033     4,466,338
  Prepaid expenses and deposits                                         274,797       311,007
                                                                   ------------    ----------
        Total current assets                                          9,229,827    14,071,699
Property and equipment, net                                           3,980,939     4,574,756
Deferred financing costs                                                     --        57,750
                                                                   ------------    ----------
                                                                   $ 13,210,766    18,704,205
                                                                   ============     =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                $         --       550,000
  Accounts payable                                                    1,732,210     1,656,130
  Accrued expenses                                                      867,092       744,706
  Accrued salaries and benefits                                         625,565     1,060,796
  Advances from customers                                               780,697       989,771
                                                                   ------------    ----------
        Total current liabilities                                     4,005,564     5,001,403
                                                                   ------------    ----------
Long-term debt (note 4)                                                      --     2,420,000
                                                                   ------------    ----------
Other long-term liabilities                                                  --       174,158
                                                                   ------------    ----------
Commitments and contingencies (note 8)

Shareholders' equity:
  Common stock:
    Class A - voting shares, $0.01 par value; authorized 50,000 shares; issued 15,626 and 15,626 shares at December 31,
      2002 and 2001, respectively; outstanding 12,826 and
      15,626 shares at December 31, 2002 and 2001, respectively             156           156
    Class B - nonvoting shares, $0.01 par value; authorized
      50,000 shares; issued and outstanding 0 and 0 shares at
      December 31, 2002 and 2001, respectively                               --            --
  Additional paid-in capital                                            156,104       156,104
  Retained earnings                                                  11,062,562    10,952,384
  Treasury stock, at cost - 2,800 and 0 shares outstanding at
    December 31, 2002 and 2001, respectively                         (2,013,620)           --
                                                                   ------------    ----------
        Total shareholders' equity                                    9,205,202    11,108,644
                                                                   ------------    ----------
                                                                   $ 13,210,766    18,704,205
                                                                   ============    ==========

See accompanying notes to consolidated financial statements.

                        PENNSYLVANIA CRUSHER CORPORATION

                        Consolidated Statements of Income

                  Years ended December 31, 2002, 2001, and 2000

                                             2002           2001           2000
                                         ------------     ----------     ----------
Net sales                                $ 35,178,276     37,918,071     40,601,800
Cost of sales                              19,703,438     22,014,202     25,010,136
                                         ------------     ----------     ----------
        Gross profit                       15,474,838     15,903,869     15,591,664
Operating expenses:
  Selling, general, and administrative     11,590,102     10,770,164     11,404,780
                                         ------------     ----------     ----------
        Operating income                    3,884,736      5,133,705      4,186,884

Other income (expense)                        198,672        279,346        (19,139)
Interest income                                81,920        127,697        178,734
Interest expense                             (165,328)      (158,375)      (337,447)
                                         ------------     ----------     ----------
Net income                               $  4,000,000      5,382,373      4,009,032
                                         ============     ==========      =========

See accompanying notes to consolidated financial statements.

                        PENNSYLVANIA CRUSHER CORPORATION

                 Consolidated Statements of Shareholders' Equity

                 Years ended December 31, 2002, 2001, and 2000

                                                 COMMON STOCK
                                    ---------------------------------------
                                     CLASS A VOTING       CLASS B NONVOTING     ADDITIONAL
                                    ----------------      -----------------       PAID-IN       RETAINED
                                    SHARES    AMOUNT      SHARES     AMOUNT       CAPITAL       EARNINGS
                                    ------    ------      ------     ------     ----------     -----------
Balance, December 31, 1999           9,125      $ 91       6,501       $ 65       156,104        6,445,943
Net income                              --        --          --         --            --        4,009,032
Distributions to shareholders,
  $156.87 per share                     --        --          --         --            --       (2,451,405)
Exchange of common
  stock shares                       6,501        65      (6,501)       (65)           --               --
                                    ------      ----      ------       ----       -------      -----------
Balance, December 31, 2000          15,626       156          --         --       156,104        8,003,570
Net income                              --        --          --         --            --        5,382,373
Distributions to shareholders,
  $155.73 per share                     --        --          --         --            --       (2,433,559)
                                    ------      ----      ------       ----       -------      -----------
Balance, December 31, 2001          15,626       156          --         --       156,104       10,952,384
Net income                              --        --          --         --            --        4,000,000
Distributions to shareholders,
  $268.46 per share                     --        --          --         --            --       (3,889,822)
Purchase of treasury shares             --        --          --         --            --               --
                                    ------      ----      ------       ----       -------      -----------
Balance, December 31, 2002          15,626      $156          --       $ --       156,104       11,062,562
                                    ======      ====      ======       ====       =======      ===========



                                          TREASURY STOCK                TOTAL
                                        ----------------------      SHAREHOLDERS'
                                        SHARES       AMOUNT            EQUITY
                                        ------     -----------      -------------
Balance, December 31, 1999                 --      $        --         6,602,203
Net income                                 --               --         4,009,032
Distributions to shareholders,
  $156.87 per share                        --               --        (2,451,405)
Exchange of common
  stock shares                             --               --                --
                                        -----      -----------       -----------
Balance, December 31, 2000                 --               --         8,159,830
Net income                                 --               --         5,382,373
Distributions to shareholders,
  $155.73 per share                        --               --        (2,433,559)
                                        -----      -----------       -----------
Balance, December 31, 2001                 --               --        11,108,644
Net income                                 --               --         4,000,000
Distributions to shareholders,
  $268.46 per share                        --               --        (3,889,822)
Purchase of treasury shares             2,800       (2,013,620)       (2,013,620)
                                        -----      -----------       -----------
Balance, December 31, 2002              2,800      $(2,013,620)        9,205,202
                                        =====      ===========       ===========

See accompanying notes to consolidated financial statements.

                        PENNSYLVANIA CRUSHER CORPORATION

                      Consolidated Statements of Cash Flows

                 Years ended December 31, 2002, 2001, and 2000


                                                       2002              2001             2000
                                                    -----------       ----------       ----------
Cash flows from operating activities:
  Net income                                        $ 4,000,000        5,382,373        4,009,032
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization                     888,109          808,301          763,475
      Loss on retirement of fixed assets                 14,773            3,993               --
      Net book value of fixed
        assets contribution                                  --               --          323,896
      Change in bad debt provision                       (7,633)         (11,548)           4,433
      Change in assets and liabilities:
        Decrease (increase) in:
          Accounts receivable                           572,220        2,216,873       (1,606,221)
          Inventories                                   211,305        1,113,152          (79,478)
          Prepaid expenses and deposits                  36,210         (141,708)          43,409
        Increase (decrease) in:
          Accounts payable                               76,080       (1,014,617)         589,126
          Accrued expenses, salaries and
            benefits, and other
            long-term liabilities                      (487,003)         (11,131)         (15,709)
          Advances from customers                      (209,074)        (307,209)         855,039
                                                    -----------       ----------       ----------
            Net cash provided by
              operating activities                    5,094,987        8,038,479        4,887,002
                                                    -----------       ----------       ----------
Cash flows from investing activities:
  Purchases of property and equipment                  (251,315)        (612,768)      (1,260,607)
  Decrease of restricted investments                         --           41,160          466,080
                                                    -----------       ----------       ----------
            Net cash used in
              investing activities                     (251,315)        (571,608)        (794,527)
                                                    -----------       ----------       ----------
Cash flows from financing activities:
  Decrease of loan from related party (note 3)               --               --       (2,000,000)
  Decrease of debt                                   (2,970,000)        (530,000)        (500,000)
  Distributions to shareholders                      (3,889,822)      (2,433,559)      (2,451,405)
  Purchase of treasury stock                         (2,013,620)              --               --
                                                    -----------       ----------       ----------
            Net cash used in
              financing activities                   (8,873,442)      (2,963,559)      (4,951,405)
                                                    -----------       ----------       ----------
            (Decrease) increase in cash
              and cash equivalents                   (4,029,770)       4,503,312         (858,930)

Cash and cash equivalents, beginning of year          5,546,334        1,043,022        1,901,952
                                                    -----------       ----------       ----------
Cash and cash equivalents, end of year              $ 1,516,564        5,546,334        1,043,022
                                                    ===========       ==========       ==========
Supplemental disclosures:
  Cash paid for interest                            $   165,328          158,375          337,447
                                                    ===========       ==========       ==========

See accompanying notes to consolidated financial statements.

                        PENNSYLVANIA CRUSHER CORPORATION

                   Notes to Consolidated Financial Statements

                       December 31, 2002, 2001, and 2000

(1)   DESCRIPTION OF BUSINESS

      Pennsylvania Crusher Corporation (PCC) is a manufacturer of crushing and feeding equipment and replacement parts, with locations in Pennsylvania, Ohio, and South Carolina. The sales base is both domestic and international.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   PRINCIPLES OF CONSOLIDATION

            The financial statements include the accounts of PCC and Jeffrey Specialty Equipment, Inc. (Jeffrey), its wholly owned subsidiary (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

      (b)   USE OF ESTIMATES

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (c)   REVENUE RECOGNITION

            Sales are recorded upon transfer of title, which occurs upon shipment of goods. Amounts billed to customers related to shipping and handling are recorded in revenues, with the corresponding shipping and handling costs recorded in cost of sales.

            The Company, as part of normal business practice, offers warranties on products sold to its customers. These warranties vary in length and amount. The Company estimates the exposure related to warranties based on experience. As of December 31, 2002 and 2001, the warranty reserve was $553,515 and $423,547, respectively, and is included as part of accrued expenses. For the years ended December 31, 2002, 2001, and 2000, warranty expense was $267,000, $346,615, and
            $450,750, respectively.

      (d)   CONCENTRATION OF CREDIT RISK

            A majority of the Company's accounts receivable and a substantial portion of the Company's revenues are attributable to worldwide electric utility companies and independent power producers.

      (e)   CASH AND CASH EQUIVALENTS

            The Company considers cash and overnight or highly liquid investments with original maturities of three months or less to be cash equivalents for the purpose of reporting cash flows. As of December 31, 2002, the Company had restricted cash of $719,488 representing advances from selected customers.


                                       7                             (Continued)

                        PENNSYLVANIA CRUSHER CORPORATION

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

      (f)   INVENTORIES

            Inventories at December 31, 2002 and 2001 consist of the following components:

                                     2002             2001
                                 -----------       ----------
            Raw materials        $   556,308          492,644
            Work in process          809,178          839,951
            Finished goods         3,200,785        3,466,924
            LIFO reserve            (311,238)        (333,181)
                                 -----------       ----------
                                 $ 4,255,033        4,466,338
                                 ===========       ==========

            The Company utilizes the lower of cost, determined by the last-in, first-out (LIFO) method, or market for determining inventory values. Excess and obsolete inventories are written down to net realizable values. For the years ended December 31, 2002, 2001, and 2000, write-downs of inventory were $161,188, $117,963, and $86,508, respectively. All inventory write-downs were included in cost of sales.

      (g)   PROPERTY AND EQUIPMENT

            Property and equipment at December 31, 2002 and 2001 are stated at cost and comprise the following:

                                                    2002             2001
                                               -----------       ----------
            Machinery and equipment            $ 4,656,292        4,509,168
            Furniture and fixtures               1,408,656        1,455,290
            Land and improvements                  168,195          168,195
            Patterns                               566,373          520,667
            Buildings and improvements           1,302,830        1,302,830
            Leasehold improvements                 432,135          430,315
                                               -----------       ----------
                                                 8,534,481        8,386,465
            Less accumulated depreciation       (4,553,542)      (3,811,709)
                                               -----------       ----------
                                               $ 3,980,939        4,574,756
                                               ===========       ==========

            Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Machinery and equipment         5-10 years
                  Furniture and fixtures          5-10 years
                  Patterns                        3-7 years
                  Buildings and improvements      40 years
                  Leasehold improvements          Lease term

            For the years ended December 31, 2002, 2001, and 2000, depreciation and amortization expense was $849,609, $808,301, and $763,475, respectively.


                                       8                             (Continued)

                        PENNSYLVANIA CRUSHER CORPORATION

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

            For income tax purposes, depreciation is provided for using the modified accelerated cost recovery method and other methods required by federal tax law.

            Expenditures for property improvements, renewals, and betterments are capitalized, while maintenance and repairs are expensed as incurred.

      (h)   IMPAIRMENT OF LONG-LIVED ASSETS

            Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses recoverability by comparing the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If an asset is considered impaired, then the impairment loss to be recognized is measured as the amount by which the asset's carrying amount exceeds its fair value. Management believes that there were no long-lived assets that were impaired as of December 31, 2002 or 2001. Accordingly, there were no adjustments to carrying values of fixed assets as of December 31, 2002 or 2001.

      (i)   NEW ACCOUNTING PRONOUNCEMENTS

            In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated With Exit or Disposal Activities. SFAS No. 146 addresses the accounting for costs associated with disposal activities covered by SFAS No. 144 and with exit (restructuring) activities previously covered by Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 nullifies EITF Issue No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. The ability to accrue in advance for an entire restructuring plan is eliminated. Also, the timing of the accrual under SFAS No. 146 will depend upon the remaining service life of impacted employees. SFAS No. 146 will be applied prospectively to exit or disposal activities initiated after December 31, 2002.

(3)   RELATED PARTIES

      In March 1999, the Company formed PCC Partners LP (the Partnership) and contributed $5,000,000 of cash and marketable securities to the Partnership. Immediately thereafter, the Company distributed 100% of the investment in the Partnership to the shareholders of the Company. In October 1999, the Partnership loaned the Company $2,000,000. The loan was paid off in entirety during 2000.

      A member of the Company's board of directors was employed by a law firm that provided legal services to the Company in 2002. The Company incurred approximately $215,000, $4,500, and $14,500 of expenses for these legal services in 2002, 2001, and 2000, which is included in selling, general, and administrative expenses in the consolidated statements of income. The Company owed this firm $130,000 as of December 31, 2002, which is included in accrued expenses in the consolidated balance sheets.


                                       9                             (Continued)

                        PENNSYLVANIA CRUSHER CORPORATION

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

      (4)   LONG-TERM DEBT

            Long-term debt consists of the following:

                                                                                DECEMBER 31
                                                                            2002            2001
                                                                         ----------      ----------
            Loan payable to bank, provided through the South
              Carolina Jobs - Economic Development Authority,
              payable in annual principal installments, beginning
              in November 2000, collateralized by Jeffrey's assets,
              interest at a floating rate (as of December 31, 2001,
              the interest rate was 1.8%)                                $       --       2,970,000
                                                                         ----------      ----------
                                                                                 --       2,970,000

            Less current portion                                                 --        (550,000)
                                                                         ----------      ----------
                                                                         $       --       2,420,000
                                                                         ==========      ==========

            The Company utilized the majority of the proceeds of debt to finance the acquisition of Jeffrey in 1999. The remainder of the issuance was maintained as a restricted investment. The amount was restricted for capital improvements to the Jeffrey facility. The Company was required to make approximately $600,000 of capital improvements, within 18 months of the acquisition date, to maintain the right to any interest earned on the restricted investment. The Company met the capital improvement requirement.

            The Company was required to meet certain financial covenants under the terms of the debt agreement, including certain ratios of working capital, debt coverage, and leverage, which were measured at the end of each fiscal year. The Company was in compliance with these covenants for the year ended December 31, 2001.

            On December 23, 2002, the Company paid off the remaining amount of the debt. The Company incurred financing costs related to the bond issuance in 1999, and had deferred them over a five-year period. With the repayment of the outstanding debt balance, the Company expensed $38,500 related to the remaining deferred financing costs in 2002.

      (5)   INCOME TAXES

            Effective January 1, 1988, the Company elected S Corporation status for federal and state purposes. As such, the Company will incur no tax liability; however, the earnings of the Company will be taxable to the shareholders. Accordingly, no deferred taxes have been reflected in the accompanying balance sheets. The Company has made distributions during 2002, 2001, and 2000 to the shareholders to fund their tax liabilities related to the S Corporation earnings. As a result of the acquisition of the Company in 2003 (note 9), no additional distributions will be made.

            The tax basis of the assets and liabilities at December 31, 2002, 2001, and 2000 exceeded their financial reporting basis by approximately $1,000,000, $1,200,000, and $1,300,000, respectively.


                                       10                            (Continued)

                        PENNSYLVANIA CRUSHER CORPORATION

                   Notes to Consolidated Financial Statements

                       December 31, 2002, 2001, and 2000

            During the year, the Company recognized $174,158 of income related to the reduction of a tax liability which is no longer required. The amount is included in other income on the consolidated statement of income.

      (6)   COMMON STOCK

            The Company's authorized shares consist of 50,000 Class A common voting shares and 50,000 Class B Common nonvoting shares, which are identical in all respects, except that the Class B shares do not carry voting rights. On October 18, 1990, the Company entered into an Exchange Agreement (Agreement) with its shareholders. Under the Agreement, three of the Company's shareholders exchanged all of their common stock for an equal number of Class B common nonvoting shares, and one of the Company's shareholders exchanged all of his common stock for an equal number of Class A common voting shares. Effective October 25, 2000, under the terms of the Agreement, the nonvoting shareholders elected to exchange each Class B share for an equivalent number of Class A shares. In June 2002, the Company purchased 2,800 shares from the shareholders for $2,013,620.

      (7)   EMPLOYEE BENEFITS

            The Company has a 401(k) defined contribution plan for all employees. Total contributions were $317,949, $299,165, and $520,444 for 2002, 2001, and 2000, respectively.

            On December 31, 2002, $1,000,000 was paid to an executive under a contribution and release agreement associated with the acquisition of the Company (note 9). This payment is included in selling, general, and administrative expense for 2002.

      (8)   COMMITMENTS AND CONTINGENCIES

            The Company leases its Cuyahoga Falls, Ohio plant and its Broomall, Pennsylvania office space. The lease terms are through January 31, 2005, and are accounted for as operating leases. Minimum annual rentals on these facilities are as follows:

                  2003                                  $377,234
                  2004                                   377,234
                  2005                                    31,436
                                                        --------
                                                        $785,904
                                                        ========

            Rent expense was $355,763, $355,763, and $358,712 in 2002, 2001, and
            2000, respectively.

            The Company has an agreement with its shareholders that requires the Company to purchase, at book value, shares held by a shareholder who wishes to sell all shares held, or who dies, is disabled, or terminates employment. Additionally, if a shareholder's employment is terminated by the board of directors without cause, and certain "additional payment events," as defined in the agreement, occur within one year of the termination, the Company is required to pay the terminated shareholder an additional amount, as defined in the agreement, for the shares purchased. This agreement was terminated as a result of the acquisition of the Company (note 9).


                                       11                            (Continued)

                        PENNSYLVANIA CRUSHER CORPORATION

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

      (9)   SUBSEQUENT EVENT

            On January 2, 2003, the board of directors of the Company entered into an agreement to sell all of the stock of Pennsylvania Crusher Corporation and its subsidiary, Jeffrey Specialty Equipment, Inc., to K-Tron International, Inc. K-Tron International, Inc. and its subsidiaries design, produce, market, and service material handling equipment and systems for a wide variety of industrial markets. The purchase price was $23,500,000, of which $19,500,000 was paid in cash and $4,000,000 was in unsecured, promissory notes which are payable in equal, annual installments on January 2 in each of 2005, 2006, and 2007. The purchase price is subject to adjustment based on the Company's consolidated shareholders' equity at December 31, 2002.

                           K-TRON INTERNATIONAL, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 28, 2002

                           K-TRON INTERNATIONAL, INC.

                                TABLE OF CONTENTS

                                                                                                PAGE
Basis of Presentation                                                                             1

Unaudited Pro Forma Condensed Consolidated Balance Sheet, December 28, 2002                       2

Unaudited Pro Forma Condensed Consolidated Statement of Income, Year Ended December 28, 2002      3

Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements                          4

On January 2, 2003, K-Tron International, Inc. ("K-Tron"), through its indirect, wholly-owned subsidiary, PCC Acquisition Co., a Delaware corporation ("Acquisition Co."), acquired all of the outstanding capital stock (the "PCC Stock") of Pennsylvania Crusher Corporation, a Delaware corporation ("PCC"), from John D. Whalen, Donald J. Carrozzino, Frank Wallitsch, Jr. and Nancy S. Hansen (the "Stockholders"). The acquisition of the PCC Stock was made pursuant to a Stock Purchase Agreement (the "PCC Stock Purchase Agreement") dated January 2, 2003 by and among Acquisition Co. and the Stockholders. On January 3, 2003, Acquisition Co. was merged with and into PCC, with PCC being the surviving corporation.

As a result of the purchase of PCC Stock, PCC's wholly-owned subsidiary, Jeffrey Specialty Equipment Corporation, a Delaware corporation ("Jeffrey"), is now also an indirect, wholly-owned subsidiary of K-Tron.

The following unaudited pro forma condensed consolidated balance sheet as of December 28, 2002 gives effect to the acquisition of PCC by K-Tron as of such date. The unaudited pro forma condensed consolidated statement of income for the year ended December 28, 2002 gives effect to the acquisition of PCC by K-Tron as if it had occurred on December 30, 2001. The pro forma information is based on the historical consolidated financial statements of PCC and K-Tron, and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements give effect to the acquisition as of such dates and under the purchase method of accounting.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and should not be construed to be indicative of the actual financial position or results of operations of the combined companies on the dates indicated or of those results that may be obtained in the future. The unaudited pro forma condensed consolidated financial statements reflect PCC's consolidated balance sheet as of December 31, 2002 and its consolidated statement of income for the year ended December 31, 2002.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of K-Tron to be filed with the Securities and Exchange Commission on Form 10-K not later than March 28, 2003 and the audited consolidated financial statements and notes thereto of PCC filed herein.

                           K-TRON INTERNATIONAL, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 28, 2002
                                   (UNAUDITED)

                                 (IN THOUSANDS)

                                                AS REPORTED               PRO FORMA        PRO FORMA
                                          K-TRON            PCC          ADJUSTMENTS      CONSOLIDATED
                                          -------         --------       -----------      ------------
ASSETS

  CASH & CASH EQUIVALENTS                 $ 2,694         $  1,517          $  5,000 (1)     $ 3,706
                                                                              15,000 (1)
                                                                             (19,705)(1)
                                                                                (800)(2)
  ACCOUNTS RECEIVABLE                      15,275            3,183                            18,458
  INVENTORIES                               9,318            4,255               311 (2)      13,884
  OTHER CURRENT ASSETS                      1,944              275                             2,219
                                          -------         --------          --------         -------

   TOTAL CURRENT ASSETS                    29,231            9,230              (194)         38,267

  PROPERTY, PLANT & EQUIPMENT              16,170            3,981             4,705 (2)      24,856
  PATENTS & TRADEMARKS                        767                0             3,141 (2)       3,908
  OTHER IDENTIFIABLE INTANGIBLES                                               7,143 (2)       7,143
  GOODWILL                                  2,053                0                             2,053
  NOTES RECEIVABLE & OTHER ASSETS           2,238                0                             2,238
                                          -------         --------          --------         -------

                                          $50,459         $ 13,211          $ 14,795         $78,465
                                          =======         ========          ========         =======

LIABILITIES AND SHAREHOLDERS' EQUITY

  NOTES PAYABLE                                                                1,500 (1)       1,500
  CURRENT PORTION OF LONG-TERM DEBT       $ 2,005         $      0          $  1,600 (1)     $ 3,605
  ACCOUNTS PAYABLE                          4,934            1,732                             6,666
  ACCRUED EXPENSES                          8,186            2,274                            10,460
                                          -------         --------          --------         -------

   TOTAL CURRENT LIABILITIES               15,125            4,006             3,100          22,231

  LONG-TERM DEBT                            6,499                0            20,900 (1)      27,399

  DEFERRED INCOME TAXES                       416                                    (8)         416

                                                                             (19,705)(1)
                                                                              (4,000)(1)
  SHAREHOLDERS' EQUITY                     28,419            9,205            14,500 (2)      28,419
                                          -------         --------          --------         -------

                                          $50,459         $ 13,211          $ 14,795         $78,465
                                          =======         ========          ========         =======

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                           K-TRON INTERNATIONAL, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 28, 2002
                                   (UNAUDITED)

                    (IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                AS REPORTED              PRO FORMA     PRO FORMA
                                           K-TRON          PCC          ADJUSTMENTS   CONSOLIDATED
                                          --------      --------        -----------   ------------
REVENUES                                  $ 68,231      $ 35,178                        $103,409
OTHER                                                        198                             198
                                                                                        --------
     TOTAL REVENUES                                                                      103,607

COST OF REVENUES                            39,373        19,703               540 (3)    61,857
                                                                             2,241 (7)
SELLING, GENERAL & ADMINISTRATIVE           21,533        11,590               200 (3)    31,082
                                                                            (2,241)(7)
RESEARCH & DEVELOPMENT                       2,429             0                           2,429
                                          --------      --------          --------      --------
     TOTAL COSTS                            63,335        31,293               740        95,368

     OPERATING INCOME                        4,896         4,083              (740)        8,239

INTEREST EXPENSE, NET                          500            83             1,275 (4)     1,858
                                          --------      --------          --------      --------

     INCOME BEFORE INCOME TAXES              4,396         4,000            (2,015)        6,381

                                                                             1,600 (5)
INCOME TAX PROVISION                         1,112                            (766)(6)     1,946
                                          --------      --------          --------      --------

     NET INCOME                           $  3,284      $  4,000          $ (2,849)     $  4,435
                                          ========      ========          ========      ========

BASIC EARNINGS PER SHARE                  $   1.35                                      $   1.82
                                          ========                                      ========

DILUTED EARNINGS PER SHARE                $   1.33                                      $   1.80
                                          ========                                      ========

AVERAGE COMMON SHARES OUTSTANDING            2,432                                         2,432

AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING              2,461                                         2,461

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                   K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1. To recognize the financing associated with the acquisition of PCC Stock by K-Tron.

      The purchase price paid for the PCC Stock was $23.5 million, plus a post-closing adjustment of $205 thousand based on PCC's consolidated Shareholders' Equity at December 31, 2002. Of this amount, $19.705 million was paid in cash to the Stockholders, and K-Tron issued $4 million in unsecured promissory notes to the Stockholders.

                                                                      (In Thousands)
      a. K-Tron subsidiary borrows and transfers money
                  to Acquisition Co.                                     $ 5,000
      b. K-Tron issues unsecured notes to Stockholders                     4,000
      c. PCC borrows under a new secured credit facility                  15,000
                                                                         -------
                                Total new debt                           $24,000
                                                                         =======

      d. Purchase of all Stockholders' stock                             $19,705
                                                                         =======

      The K-Tron subsidiary's borrowing was part of a larger, secured term loan. Monthly principal payments of $83 thousand and interest payments computed at a fixed rate of 5.625% on approximately half the loan and a variable rate of one month LIBOR plus 1.85% on the other half (3.27% at December 28, 2002) began February 2003, with the final principal payment of $2.4 million plus interest due January 2008.

      The PCC borrowing of $15 million has two tranches of term debt ($10 million with a five-year term and $3.5 million with a six-year term) and $1.5 million under a five-year revolving credit facility with an additional $2 million of availability subject to certain conditions. Quarterly term debt principal payments of $400 thousand begin March 31, 2003 and increase each year by $62.5 thousand per quarter (or $250 thousand per year in the aggregate) through December 31, 2007, with final quarterly principal payments of $750 thousand in 2008. Interest is from one to six month LIBOR plus 3% to 3.5%, and the 3% to 3.5% can be reduced to 2% to 2.5% upon meeting certain financial ratios. In January 2003, PCC entered into an interest rate swap on the $10 million term loan such that interest will not exceed 6.11% for the full term of the loan. This rate can be reduced to 5.11% upon

                  K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

      meeting certain financial ratios. The interest rates on the $3.5 million term loan and $1.5 million revolving credit facility were 4.91% and 4.38%, respectively, as of January 8, 2003.

      The principal of the unsecured promissory notes to the Stockholders is payable in three equal, annual installments on the second, third and fourth anniversaries of the closing date. Interest at 6% per annum is payable quarterly.

2. The excess ($15.3 million) of the purchase price over the carrying value of the net assets acquired has been allocated as follows:

                                                              (In Thousands)
      Fair Value Adjustments for:
         Inventory                                                     311
         Property, Plant and Equipment                               4,705
         Patents                                                     1,251
         Trademarks and Trade Names                                  1,890
         Other Identifiable Intangibles                              7,143
                                                                   -------

       Excess of Purchase Price Over Carrying  Value               $15,300
                                                                   =======

3.    To record depreciation and amortization on the fair value adjustments.

      Property Plant and Equipment                                                 5 to 40 years
      Patents                                                                           10 years
      Trademarks and Trade Names                                                 Indefinite life
      Other Identifiable Intangibles                                 25 years to Indefinite life

4. To record the interest expense on the funds borrowed based upon the interest rates discussed in Note 1 above.

5. To record income taxes for 2002 since PCC elected S Corporation status for U.S. Federal and State purposes and, as such, did not incur any tax liability.

6. To adjust for the pro forma adjustments to the extent the adjustments would create allowable deductions, at the appropriate U.S. Federal and State statutory rates.

7. To reclassify engineering costs to cost of revenues to conform to the classification used by K-Tron.

8. Deferred taxes related to the basis differences between book and tax values of assets and liabilities have not been provided for in the Unaudited Pro Forma Condensed Consolidated Balance Sheet since the Company intends to make a 338(h)(10) election.

                                  EXHIBIT INDEX

Exhibit No.                Exhibit
-----------                -------
23.1                       Consent of KPMG LLP